EXHIBIT 10.1.1


                                 FIRST AMENDMENT

         This First Amendment is made and entered into as of the 23rd day of December, 2003 by Delta Woodside Industries, Inc., Delta Mills, Inc. and Delta Mills Marketing, Inc.

         The Delta Woodside Group Deferred Compensation Plan for Key Managers Amended and Restated Effective June 30, 2000 (the "Plan") is amended as follows (capitalized terms that are undefined shall be defined as set forth in the Plan):

         1. Section 5.1(a) of the Plan is amended to provide that payment of benefits upon a Participant's Retirement or Termination of Service on account of Disability or death shall be made (in the case of Lump Sum Account benefits) or commenced (in the case of Installment Account or Level-Payment Installment Account benefits) as soon as reasonably practicable after Retirement or Termination of Service on account of Disability or death, as the case may be, rather than on the January 1st following such event.

         2. Section 5.1(b) of the Plan is amended to provide that payments made in accordance with the first paragraph of Section 5.1(b) shall be made as soon as reasonably practicable following Termination of Service, rather than on the following January 1st, and to replace "preceding such January 1st" with "preceding the date of payment" at the end of such paragraph.

       Executed as of the date first set forth above.

       DELTA WOODSIDE INDUSTRIES, INC.          DELTA MILLS, INC.

       By:   /s/ W.H. Hardman, Jr.              By:  /s/ W.H. Hardman, Jr.
       --------------------------------             --------------------------
       Name:  W.H. Hardman, Jr.                 Name:   W.H. Hardman, Jr.
       Title: CFO                               Title:  CFO


       DELTA MILLS MARKETING, INC.

       By:    /s/ W.H. Hardman, Jr.
       --------------------------------
       Name:  W.H. Hardman, Jr.
       Title: CFO